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                                                                  Ex. 99 (g)(3)

                                  SCHEDULE 2

                              Approved Borrowers*

ABN Amro Inc.
ABN Amro Bank
Alpine Associates, a Limited Partnership
Ameritrade, Inc.
Banc of America Securities LLC
Banca IMI Securities Corp.
Barclays Capital Inc.
Bear, Stearns & Co./Bear, Stearns Securities Corporation
BNP Paribas Securities Corp.
Calyon Securities (USA) Inc. (f/k/a Credit Lyonnais Securities (USA) Inc.) Cantor Fitzgerald Securities
CIBC World Markets Corporation
Citadel Trading Group, LLC
Citigroup Global Markets Inc. (f/k/a Salomon Smith Barney, Inc.)
Credit Suisse Securities (USA) LLC (f/k/a Credit Suisse First Boston LLC) Deutsche Bank Securities Inc.
Dresdner Kleinwort Wasserstein Securities LLC
Fimat USA, LLC (f/k/a Fimat USA, Inc.)
First Clearing LLC (f/k/a First Clearing Corporation)
Goldman, Sachs & Co. (Gtyd)
Greenwich Capital Markets Inc.
HBK Global Securities L.P.
HSBC Securities (USA) Inc.
ING Financial Markets LLC
J.P. Morgan Securities Inc.
Jefferies & Company Inc
Lehman Brothers Inc.
Merrill Lynch Pierce Fenner Smith/ML Govt Sec
Morgan Stanley & Co. Inc.
Morgan Stanley & Co. Inc. / MS Securities Services Inc.
Nomura Securities International, Inc.
Paloma Securities LLC
Pershing LLC
RBC Capital Markets
RBC Dain Rauscher Incorporated
SG Americas Securities LLC
UBS Securities LLC (f/k/a UBS Warburg LLC)
Wachovia Capital Markets, LLC
JPMorgan Chase Bank, N.A. (f/k/a JPMorgan Chase Bank)
Wachovia Bank, N.A.
Societe Generale
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* Updated July 27, 2007